Exhibit 99.1
PROLOGIS APPOINTS LAWRENCE JACKSON TO BOARD;
ANNOUNCES BOARD NOMINEES FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
Former President and CEO, Global Procurement for Wal-Mart Brings More Than 30 Years of Operations and Supply Chain Management Experience with Leading Consumer Product and Retail Companies
DENVER — February 27, 2008 — ProLogis (NYSE: PLD), the world’s largest owner, manager and developer of distribution facilities, announced today the appointment of Lawrence V. Jackson to the company’s Board of Trustees, effective March 1, 2008.
Most recently, in his role as head of global procurement for Wal-Mart, the world’s largest retailer, Mr. Jackson directed the efforts of purchasing offices in 28 countries and implemented programs to improve the company’s factory sourcing. Prior to his procurement role, Mr. Jackson served as Executive Vice President and Chief People Officer of Wal-Mart from 2004 to 2006, responsible for overall human resources planning, training, executive development and regulatory issues for the company’s 1.5 million associates worldwide. In that role, he implemented programs designed to accelerate promotion opportunities for women and minorities.
Prior to Wal-Mart, Mr. Jackson was President and Chief Operating Officer of Dollar General Stores, an $8 billion deep-discount retailer, where he oversaw operations for more than 7,000 stores and drove significant increases in the pace of new store openings while improving same-store results. From 1997 to 2003, he served as Senior Vice President, Supply Operations for Safeway, Inc., where he led the manufacturing, distribution and “Safeway Select” private-label operations for the company, rationalizing the number of plants and growing outside sales for the business.
The majority of Mr. Jackson’s career was spent in various management positions with PepsiCo, beginning in plant management and then moving into senior roles within the company’s bottling operations and food service divisions. Prior to PepsiCo, he served as a consultant with McKinsey & Co and was part of the consumer lending group at Bank of Boston.
Mr. Jackson, 54, received his Bachelor of Arts degree in Economics from Harvard College and his Masters in Business Administration from Harvard Business School.
ProLogis Chairman and Chief Executive Officer Jeffrey H. Schwartz said, “We are pleased to welcome someone with Lawrence’s deep retail and supply chain management experience to the ProLogis Board. His background includes a broad array of operations management positions with some of the world’s largest, most successful companies, and he has demonstrated success in managing change to enhance both processes and profitability. We believe Lawrence will contribute to a deeper understanding of the supply chain challenges our customers face today, and his retail expertise will be of immense value as we expand our retail and mixed-use business globally.”
The following slate of nominees will stand for election to the Board for one-year terms at ProLogis’ 2008 Annual Meeting of Shareholders, to be held at the company’s headquarters on May 9, 2008: Jeffrey H. Schwartz, Stephen L. Feinberg, George L. Fotiades, Christine Garvey, Lawrence V. Jackson, Donald P. Jacobs, D. Michael Steuert, J. André Teixeira, William D.

Zollars and Andrea M. Zulberti. Additionally, the company announced that K. Dane Brooksher, Walter C. Rakowich and Nelson C. Rising are retiring from the Board on May 9, 2008 and will not stand for election at the upcoming Annual Meeting.
“I would like to personally thank Dane, Walt and Nelson for their years of service to the ProLogis Board,” said Mr. Schwartz. “Walt is retiring from the ProLogis board in keeping with his plans to retire from his executive position at the end of the year, while Nelson, having overseen the successful integration of our merger with Catellus, will also retire from the Board. In addition, I would like to express the company’s deep gratitude to Dane for his many years of service as he helped guide the company from our inception as a regional U.S. company to our current position as the world’s leading provider of distribution space.”
About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 118 markets across North America, Europe and Asia. The company has $36.3 billion of assets owned, managed and under development, comprising 510.2 million square feet (47.4 million square meters) in 2,773 properties as of December 31, 2007. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. Headquartered in Denver, Colorado, ProLogis employs more than 1,500 people worldwide. For additional information about the company, go to http://www.prologis.com.
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Investor Relations:	Media:
Melissa Marsden	Jessica Crow
Tel: 303-567-5622	Tel. 303-567.5137
mmarsden@prologis.com	jcrow@rprologis.com